UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 31, 2006 (May 29, 2006)

U.S. ENERGY CORP.
(Exact Name of Company as Specified in its Charter)

Wyoming	0-6814	83-0205516
(State or other jurisdiction of	(Commission File No.)	(I.R.S. Employer
incorporation or organization)		Identification No.)

Glen L. Larsen Building
877 North 8th West Riverton, WY		82501
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (307) 856-9271

Not Applicable
Former Name, Former Address or Former Fiscal Year, If Changed From Last Report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

 ☐ Written communications pursuant to Rule 425 under the Securities Act
 ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act
 ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
 ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Section 8 Other Event

Item 8.01. Other Event

Sutter Gold Mining Inc. (TSX-VX: SGM) successfully closed a $3 million (Cdn) private placement to fund a combined underground and surface diamond drill program and feasibility study on its Sutter Gold Mine which is an advanced stage gold project in the historic Mother Lode located about 50 miles southeast of Sacramento, CA. The 18,000 foot drill program is scheduled to start this June. Sutter Gold Mining Inc. is a majority-owned subsidiary of U.S. Energy Corp., and a minority-owned subsidiary of Crested Corp.

The private placement consisted of 12,062,000 units offered at $0.25 (Cdn) per unit. Each unit comprises one common share and one 24-month warrant. The warrants may be exercised to purchase one common share at a price of $0.35 (Cdn) per share. IBK Capital Corp. of Toronto, Ontario acted as the placement agent for the Company. The private placement offering is subject to TSX Venture Exchange approval and a four-month hold period from the date of issuance. The units were not offered to, and none were purchased by, persons resident in the United States.

The 2006 drill program will be divided between underground and surface holes. The 24 hole underground step-out and infill drill program will further define areas with significant mineralized material in six vein structures at the southern end of the Comet zone. The underground drill stations will be located at the end of the existing 2,850 foot decline. The 9 to 12 hole surface drill program is to grid test an area containing what may be another significant mineralized zone in the K5 Vein, historically mined on Sutter's property at the South Spring Hill Mine. Historical records from this area of the K5 Vein reported that portions of the vein were mined with widths ranging from 8 to 70 feet from the mine's drifts and crosscuts.

The funds will be used for further exploration of the Sutter Gold Mine in California and for general working capital.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. ENERGY CORP.

Dated: May 31, 2006	By:	/s/Keith G. Larsen
Keith G. Larsen, Chairman and CEO